SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ______________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)
                              (Amendment No. 4)*


                     BANCO BILBAO VIZCAYA ARGENTARIA, CHILE
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                                (Name of Issuer)


                             Shares of Common Stock
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                         (Title of Class of Securities)

                                   05946H 108
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                                 (CUSIP Number)


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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1 (b)
         [X]  Rule 13d-1 (c)
         [ ]  Rule 13d-1 (d)


____________________________


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Translation of Issuer's Name: Bank Bilbao Vizcaya Argentaria, Chile.

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CUSIP No 05946H 108                 13 G                  Page  2  of   9  pages
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         NAME OF REPORTING PERSONS
1        S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSONS

         Inversiones Caburga S.A.

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         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *     (a) [ ]
2

                                                                (b) [X]
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         SEC USE ONLY
3

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         CITIZENSHIP OR PLACE OF ORGANIZATION
4        CHILE

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             5         SOLE VOTING POWER                 42,362,694

             -------------------------------------------------------------------
  NUMBER OF
  SHARES     6         SHARED VOTING POWER               56,812,546
ENEFICIALLY  -------------------------------------------------------------------
 OWNED BY
   EACH      7         SOLE DISPOSITIVE POWER            42,362,694
 REPORTING  --------------------------------------------------------------------
PERSON WITH
             8         SHARED DISPOSITIVE POWER          56,812,546

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         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         42,362,694

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         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10       CERTAIN SHARES *
                                                                [ ]
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         11.7%

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         TYPE OF REPORTING PERSON *
12
         CO
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o        SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No 05946H 108                 13 G                       Page 3 of 9 pages
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         NAME OF REPORTING PERSONS
1        S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSONS

         Inversiones del Pacifico S.A.

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         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a) [ ]
2

                                                                   (b) [X]
--------------------------------------------------------------------------------
         SEC USE ONLY
3

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         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         CHILE

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               5         SOLE VOTING POWER                14,448,881

               -----------------------------------------------------------------
  NUMBER OF
   SHARES      6         SHARED VOTING POWER              56,812,546
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY
    EACH       7         SOLE DISPOSITIVE POWER           14,448,881
  REPORTING    -----------------------------------------------------------------
 PERSON WITH
               8         SHARED DISPOSITIVE POWER         56,812,546

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         14,448,881

--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10       CERTAIN SHARES *

                                                                 [ ]
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         4.0%

--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON *
12       CO

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                    o SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No 05946H 108                 13 G                   Page  4  of  9  pages
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         NAME OF REPORTING PERSONS
1        S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSONS

         Jose Said and others.

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         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *      (a) [ ]
2

                                                                 (b) [X]
--------------------------------------------------------------------------------
         SEC USE ONLY
3

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         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         CHILE

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                5         SOLE VOTING POWER                       971

                ----------------------------------------------------------------
  NUMBER OF
   SHARES       6         SHARED VOTING POWER              56,812,546
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY
    EACH        7         SOLE DISPOSITIVE POWER                  971
  REPORTING     ----------------------------------------------------------------
 PERSON WITH
                8         SHARED DISPOSITIVE POWER         56,812,546

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         971

--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10       CERTAIN SHARES *
                                                                  [ ]
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         0.0%

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         TYPE OF REPORTING PERSON *
12       IN

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                      SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No 05946H 108                 13 G                   Page  5  of  9  pages
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Item 1(a).  Name of Issuer:

         Banco Bilbao Vizcaya Argentaria, Chile.

Item 1(b). Address of Issuer's Principal Executive Offices:

         Pedro de Valdivia No. 100, 17 floor.
         Santiago
         Chile

Item 2(a). Names of Persons Filing:

        (1) Inversiones Caburga S.A.
        (2) Inversiones del Pacifico S.A.
        (3) Jose Said and others.


Item 2(b). Addresses of  Principal Business Office or, if None, Residence:

        (1) Inversiones Caburga S.A.
            Cerro Colorado 5030 Of. 901, Las Condes
            Santiago
            Chile

        (2) Inversiones del Pacifico S.A.
            Camino a Melipilla 13.320, Maipu
            Santiago
            Chile

        (3) Jose Said and others
            Huerfanos 1234
            Santiago
            Chile


Item 2(c). Citizenship:

        (1) Inversiones Caburga S.A.         :        Chile
        (2) Inversiones del Pacifico S.A.    :        Chile
        (3) Jose Said and others             :        Chile


Item 2(d). Title of Class Securities:

        (1) Ordinary shares, without par value
        (2) Ordinary shares, without par value
        (3) Ordinary shares, without par value

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CUSIP No 05946H 108                 13 G                   Page  6  of  9  pages
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Item 2(e). CUSIP Number:

        (1) 05946H 108
        (2) 05946H 108
        (3) 05946H 108


Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act;

(b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1 (c), check this box.  [X]


Item 4.  Ownership.

(a)      Amount beneficially owned:

                          (1) See item 9 on page 2 of the cover page
                          (2) See item 9 on page 3 of the cover page
                          (3) See item 9 on page 4 of the cover page


(b)      Percent of class:

                          (1) See item 11 on page 2 of the cover page
                          (2) See item 11 on page 3 of the cover page
                          (3) See item 11 on page 4 of the cover page

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CUSIP No 05946H 108                 13 G                   Page  7  of  9  pages
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(c)      Number of Shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:

                    (1) See item 5 on page 2 of the cover page.
                    (2) See item 5 on page 3 of the cover page.
                    (3) See item 5 on page 4 of the cover page.

               (ii) Shared power to vote or to direct the vote:

                    (1) See item 6 on page 2 of the cover page. *
                    (2) See item 6 on page 3 of the cover page. *
                    (3) See item 6 on page 4 of the cover page. **

* Voting power and dispositive power may be considered shared with respect to Inversiones Caburga S.A. and Inversiones del Pacifico S.A., since they function as a group and have the same management.

** Shares belong to Jose Said and others, who designated Mr. Jose Said as their representative to carry out all powers and rights regarding such shares.



             (iii)  Sole power to dispose or to direct the disposition of:

                    (1) See item 7 on page 2 of the cover page.
                    (2) See item 7 on page 3 of the cover page.
                    (3) See item 7 on page 4 of the cover page.

              (iv)  Shared power to dispose or to direct the disposition of:

                    (1) See item 8 on page 2 of the cover page.
                    (2) See item 8 on page 3 of the cover page.
                    (3) See item 8 on page 4 of the cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable.

Item 6.  Ownership of  More than Five Percent on Behalf of Another Person.

     Not Applicable.

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CUSIP No 05946H 108                 13 G                   Page  8  of  9  pages
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        Not Applicable.


Item 8.  Identification and Classification of Members of the Group.


        Not Applicable.



Item 9.  Notice of Dissolution of the Group.


        Not Applicable.


Item 10. Certification.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No 05946H 108                 13 G                   Page  9  of  9  pages
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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                              /s/ Jose Said Saffie
                        ---------------------------------
                                    SIGNATURE




Date,              January 13, 2004      Inversiones Caburga S.A.
                                         By: Jose Said Saffie



Date,              January 13, 2004      Jose Said and others
                                         By: Jose Said Saffie




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





         /s/ Jose Domingo Eluchans Urenda          /s/ Salvador Said Somavia
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                                    SIGNATURE



Date,          January 13, 2004                    Inversiones del Pacifico S.A.
                                               By: Jose Domingo Eluchans Urenda
                                                            and
                                                  Salvador Said Somavia